Exhibit 10.21

AMERICOLD SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
PENSION RESTORATION AGREEMENT

THIS PENSION RESTORATION AGREEMENT (this “Agreement”) made and entered into as of the 5th day of December, 2005, by and between AMERICOLD LOGISTICS, LLC, a Delaware limited liability company (the “Company”), and Neal Rider (the “Employee”) pursuant to the AmeriCold Supplemental Executive Retirement Plan (the “SERP”).

WITNESSETH:

WHEREAS, the Company sponsors the SERP for the benefit of those employees of the Company who have been selected for participation in the SERP; and

WHEREAS, to reward Employee for his exemplary service in the past and for his continued service in the future, the Company’s Compensation Committee has designated Employee as an “Eligible Employee” for purposes of the SERP; and

WHEREAS, Employee and the Company desire to enter into this Agreement to memorialize the Company’s agreement to provide the Employee with certain credits under the SERP and the Employee’s agreement to be bound by the terms of the SERP document.

NOW, THEREFORE, in consideration of the mutual understandings and agreements contained herein, the parties hereby agree as follows:

1.                                            General Provisions. This Agreement is subject in all respects to the terms of the SERP document, which is incorporated herein by reference. To the extent that there is any inconsistency between this Agreement and the SERP document, the SERP document shall control. All capitalized terms not otherwise defined herein shall have the meanings given them in the SERP document.

2.                                            Company Credits.

(a)                                  Section 3.1(e) of the SERP provides that, in addition to Participant Salary Deferrals and Bonus Deferrals and Company Matching Credits with respect to such Salary Deferrals and Bonus Deferrals, the Company may, in its sole discretion, credit Company Discretionary Credits to a Participant’s SERP Account.

(b)                                 Effective January 1, 2006, the Company hereby agrees to credit Employee’s Account with a Company Discretionary Credit equal to the amount determined in Section 2(c) hereof for each Plan Year that, as of December 31 of such Plan Year, the Employee continues to be an Eligible Employee. Such Company Discretionary Credits shall be deemed invested, shall vest, and shall be distributed in the manner provided for under the SERP.

(c)                                  The amount of the Company Discretionary Credit credited to Employee’s Account with respect to a particular Plan Year shall be equal to the Employee’s “Compensation” (defined as the aggregate amount of the Employee’s Salary Compensation and Bonus Compensation earned during the Plan Year) multiplied by the “Applicable Percentage” (which is specified in the chart below) associated with the Employee’s Years of Service as of January 1 of such Plan Year:

Years of Service	Applicable Percentage
1-5	3.0%
5-10	3.5%
10-15	4.0%
15-20	4.5%
20 or more	5.0%

3.                                       Waiver. The failure of either of the parties hereto at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by either of the parties hereto of any condition or the breach of any term or provision contained in this Agreement or the SERP, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed to be a further or continuing waiver of any such condition or breach or a wavier of any other condition or the breach of any other term or condition contained in this Agreement or the SERP.

4.                                       Severability. In the event that any court of competent jurisdiction shall hold that any term or provision of this Agreement shall be invalid or unenforceable, the remaining terms and provisions hereof shall continue in full force and effect, and this Agreement shall be deemed to be amended automatically to exclude the offending provision.

5.                                       Counterparts. This Agreement may be executed in multiple copies and each such executed copy shall be an original of this Agreement.

6.                                       Governing Law. To the extent not preempted by ERISA, the laws of the State of Georgia shall govern the construction of this Agreement.

7.                                       Modification. No change or modification of this Agreement shall be valid unless it is in writing and signed by the party against which enforcement thereof is sought.

8.                                       Headings. The headings of each Section of this Agreement are for convenience only.

9.                                       Compliance with Section 409A of the Code.

(a)                                            Interpretation. This Agreement and the SERP are (i) intended to comply with, (ii) shall be interpreted and their provisions shall be applied in a manner that is consistent with, and (iii) shall have any ambiguities therein interpreted, to the extent possible, in a manner that complies with, Section 409A of the Code and any regulations or other guidance issued thereunder.

(b)                                           Amendment for Compliance with Section 409A. As of the date hereof, the Treasury Department has not issued all of the guidance it expects to issue with respect to Section 409A of the Code. Accordingly, the Company and the Employee hereby agree that, with respect to Section 409A of the Code, to the extent that (i) any terms of this Agreement conflict with Section 409A of the Code or Treasury Department regulations or other interpretive authority promulgated under Section 409A of the Code, or (ii) Section 409A of the Code or Treasury Department regulations or other interpretive authority promulgated under Section 409A of the Code would require alternate or additional Agreement provisions in order for the Agreement to comply with the requirements of Section 409A of the Code, the Company and the Employee will negotiate in good faith to amend the Agreement in a manner that complies with the requirements of Section 409A of the Code and that places the Employee in the same net economic position he would have been in had the amendment not been made.

10.                                 Entire Agreement. This Agreement, together with the SERP document (including any ancillary documents referenced therein, such as election forms, beneficiary designation forms, and the Savings and

Retirement Plans), contains the entire agreement of the parties hereto and no representation, inducement, promise, or agreement otherwise between the parties not embodied herein shall be of any force or effect, and no party shall be liable or bound in any manner for any warranty, representation, or covenant except as specifically set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

AMERICOLD LOGISTICS, LLC		EMPLOYEE

By:	/s/ Gene Caudle	/s/ Neal J. Rider
Name:	Gene Caudle	Neal J. Rider
Title:	Ex. V.P. Human Resources

Amendment to the Supplemental Executive Retirement Plan
Pension Restoration Agreement
Neal Rider

The following language will be added to section 2(b) Company Credits effective December 5, 2005.

Section 2(b) Company Credits

Employee shall be entitled to receive a Company Discretionary Credit as determined in Section 2(c), based on Employee’s Salary and Bonus Compensation earned in 2005.

ACCEPTED and AGREED

/s/ Gene Caudle
Gene Caudle

Executive VP, Human Resources
Title

12/20/2005
Date